NEWS RELEASE
NASDAQ Symbol: “STRS”
Stratus Properties Inc.	Financial and Media Contact:
212 Lavaca St., Suite 300	William H. Armstrong III
Austin, Texas 78701	(512) 478-5788

STRATUS PROPERTIES INC. COMPLETES PURCHASE OF
CANYON-JOHNSON URBAN FUND II, L.P.'S INTEREST IN
BLOCK 21 JOINT VENTURE AND REFINANCE OF BANK OF AMERICA TERM LOAN

AUSTIN, TX, September 30, 2015 - Stratus Properties Inc. (NASDAQ: STRS) announced today that on September 28, 2015, Stratus completed its previously announced acquisition of Canyon-Johnson Urban Fund II, L.P.’s (Canyon-Johnson’s) approximate 58 percent joint venture interest in CJUF II Stratus Block 21 LLC (Block 21), which owns a 36-story mixed-use development in downtown Austin, Texas, anchored by the W Austin Hotel & Residences, for approximately $62 million. Stratus funded its acquisition of Canyon-Johnson’s interest in Block 21 with (1) approximately $32.3 million of proceeds from its non-recourse term loan with Bank of America, N.A. (the BoA Loan), (2) a $20.0 million term loan under Stratus’ credit facility with Comerica Bank, and (3) approximately $9.7 million in cash. The Sale and Purchase Agreement contains customary representations and warranties, and the parties have agreed to indemnify each other in connection with the breach of such representations and warranties. Block 21 is now a wholly-owned subsidiary of Stratus. As of September 28, 2015, in addition to its real estate assets, Block 21 had cash and cash equivalents of approximately $22.8 million.

William H. Armstrong III, Chairman of the Board, President and Chief Executive Officer of Stratus, stated, “We believe in the future of Austin and surrounding markets and our acquisition of Canyon’s interest in the joint venture that owns the W Austin Hotel and Residences affirms that belief. Stratus’ ownership of the entire joint venture provides dependable cash flow from diverse sources, simplifies operations and is consistent with our previously announced five-year development plan. We are pleased to have successfully completed this acquisition in connection with the refinancing of the W Austin Hotel & Residences project. We would like to congratulate Canyon-Johnson on the sale and thank them for their participation in Block 21 and support over the years.”

Also, in connection with its acquisition of Canyon-Johnson’s interest in Block 21, Stratus, as guarantor, Block 21, as borrower; and Bank of America, N.A., as administrative agent on behalf of the participating lenders, amended the BoA Loan agreement to (1) increase the proceeds of the existing non-recourse term loan from $100.0 million to $130.0 million, (2) reduce the interest rate to the LIBOR daily floating rate plus 2.35 percent, (3) extend the maturity date to September 28, 2020, (4) decrease the required debt service coverage ratio to be maintained by Block 21 from 1.35 to 1.00 to 1.20 to 1.00 and (5) permit Block 21 to obtain additional third-party financing, subject to certain conditions. In addition, Canyon-Johnson was released as a guarantor. Accordingly, certain obligations of Block 21 under the BoA Loan are guaranteed by Stratus, including environmental indemnification and other customary carve-out obligations. All other terms and conditions of the BoA Loan agreement remain unchanged.

Stratus is a diversified real estate company engaged primarily in the acquisition, entitlement, development, management, operation and sale of commercial, hotel, entertainment, and multi- and single-family residential real estate properties, primarily located in the Austin area, but including projects in certain other select markets in Texas.

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CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS. This press release contains forward-looking statements which are all statements other than statements of historical facts, such as statements regarding the implementation and potential results of Stratus' five-year business strategy, projections or expectations related to operational and financial performance or liquidity, and other plans and objectives of management for future operations and activities. The words “anticipates,” “may,” “can,” “plans,” “believes,” “potential,” “estimates,” “expects,” “projects,” “intends,” “likely,” “will,” “should,” “to be” and any similar expressions and/or statements that are not historical facts are intended to identify those assertions as forward-looking statements.

Stratus cautions readers that forward-looking statements are not guarantees of future performance, and its actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause Stratus' actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, Stratus’ ability to refinance and service its debt and the availability of financing for development projects and other corporate purposes, Stratus' ability to sell properties at prices its board considers acceptable, a decrease in the demand for real estate in the Austin, Texas market, changes in economic and business conditions, reductions in discretionary spending by consumers and corporations, competition from other real estate developers, hotel operators and/or entertainment venue operators and promoters, business opportunities that may be presented to and/or pursued by Stratus, the failure of third parties to satisfy debt service obligations, the failure to complete agreements with strategic partners and/or appropriately manage relationships with strategic partners, the termination of sales contracts or letters of intent due to, among other factors, the failure of one or more closing conditions or market changes, the failure to attract customers for its developments or such customers’ failure to satisfy their purchase commitments, increases in interest rates, declines in the market value of its assets, increases in operating costs, including real estate taxes and the cost of construction materials, changes in external perception of the W Austin Hotel, changes in consumer preferences, changes in laws, regulations or the regulatory environment affecting the development of real estate, opposition from special interest groups with respect to development projects, weather-related risks and other factors described in more detail under the heading “Risk Factors” in Stratus’ Annual Report on Form 10-K for the year ended December 31, 2014, filed with the U.S. Securities and Exchange Commission (SEC) as updated by Stratus' subsequent filings with the SEC.

Investors are cautioned that many of the assumptions upon which Stratus' forward-looking statements are based are likely to change after the forward-looking statements are made. Further, Stratus may make changes to its business plans that could affect its results. Stratus cautions investors that it does not intend to update its forward-looking statements notwithstanding any changes in its assumptions, business plans, actual experience, or other changes, and Stratus undertakes no obligation to update any forward-looking statements, except as required by law.

A copy of this release is available on Stratus' website, www.stratusproperties.com.

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